UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/30/2009

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 30, 2009, Mr. Redling and NutriSystem, Inc. (the "Company") entered into an Third Amendment (the "Amendment") to the Employment Agreement, dated August 6, 2007, as amended (the "Employment Agreement"). Except as provided below, all other terms of the Employment Agreement remain in effect.

        Under the Employment Agreement, Mr. Redling was entitled to receive a minimum cash bonus of $660,000 (the "Minimum Bonus") for the Company's fiscal year ending December 31, 2009. Under the Amendment, Mr. Redling has agreed that the Minimum Bonus for the fiscal year ending December 31, 2009 is eliminated, and in lieu thereof Mr. Redling received, on the date of the Amendment, a restricted stock grant of 66,712 shares in accordance with the terms and conditions set forth in the stock award agreement and the Company's 2008 Long Term Incentive Plan. This restricted stock grant shall vest in three tranches of 50%, 25% and 25%, respectively, on the first, second and third anniversaries of the date of grant; provided that Mr. Redling is employed by the Company on each such vesting date. In furtherance of the foregoing, Section 4 of the Employment Agreement was amended in part to delete the Company's requirement to pay Mr. Redling the Minimum Bonus for the fiscal year ending December 31, 2009.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.                Description

10.1                        Third Amendment, dated June 30, 2009 to the Employment Agreement, dated August 6, 2007, as amended, between NutriSystem, Inc. and Joseph M. Redling.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: July 02, 2009	By:	/s/ David D. Clark
David D. Clark
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Third Amendment, dated June 30, 2009 to the Employment Agreement, dated August 6, 2007, as amended, between NutriSystem, Inc. and Joseph M. Redling.